Exhibit 99.1

Sabre Corporation announces retirement of CFO

CFO Rick Simonson to step down as CFO by the end of 2018

SOUTHLAKE, Texas, January 11, 2018 - Sabre Corporation (NASDAQ: SABR), the leading technology provider to the global travel industry, today announced that Chief Financial Officer Rick Simonson, 59, has notified Sabre of his intention to retire from his role as CFO of Sabre by the end of 2018. To help ensure an orderly transition, Mr. Simonson will step down from his current position once a successor is appointed, but will remain with Sabre as a Senior Advisor. The Company has initiated an internal and external search to fill the CFO position.

“Rick has been an outstanding CFO and has played a key leadership role at Sabre since 2013,” said Sean Menke, president and CEO of Sabre. “We are very appreciative of his many significant contributions to Sabre, including leading our IPO, focusing our business portfolio through the successful divestiture of non-core businesses, helping build the new leadership team and implementing our improved organizational structure. Personally, I would like to thank Rick for being a great partner to me as I took on my CEO responsibilities in 2017. Rick has laid a strong financial foundation for Sabre as we embark on our next leg of growth during a time of evolution across the industry.”

Simonson said, “It has been a pleasure to serve as CFO of Sabre for these past five years, and I’m proud of the improvements we have made during that period. With the full leadership team in place, the timing is right to transition to the next CFO of Sabre as we execute on Sabre’s focused strategy to lead the travel technology industry and deliver long-term value through prioritized, strategic investment. I look forward to continuing to work with the Company to help ensure this smooth transition and to assist Sean and the leadership team thereafter.”

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About Sabre

Sabre Corporation is the leading technology provider to the global travel industry. Sabre’s software, data, mobile and distribution solutions are used by hundreds of airlines and thousands of hotel properties to manage critical operations, including passenger and guest reservations, revenue management, flight, network and crew management. Sabre also operates a leading global travel marketplace, which processes more than US$120 billion of global travel spend annually by connecting travel buyers and suppliers. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world. For more information, please visit www.sabre.com.

Contacts:

Media	Investors
Tim Enstice	Barry Sievert
+1-682-605-6162	sabre.investorrelations@sabre.com
tim.enstice@sabre.com